Exhibit 10.2

APRICUS BIOSCIENCES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated as of March 18, 2013, by and between Steven R. Martin (“Employee”) and Apricus Biosciences, Inc., a Nevada corporation (the “Company”).

RECITALS

A. Employee and the Company previously entered into an Employment Agreement dated June 1, 2011 (the “Original Agreement”).

B. The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to serve the Company as set forth herein.

C. The Board further believes that it is necessary to provide Employee with certain benefits upon Employee’s Involuntary Termination or a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed with the Company, notwithstanding the possibility of a Change of Control.

D. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement. It is therefore agreed as follows:

1. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company or as provided by applicable law.

2. Duties. The Employee shall be employed by the Company as Senior Vice President and Chief Financial Officer of the Company, and, as such, the Employee shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board or the Chief Executive Officer. While employed by the Company, Employee shall not, without the prior consent of the CEO of the Company, (i) render to others, services of any kind for compensation or engage in any other business activity that would materially interfere with the performance of Employee’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Employee shall not invest in any company or business that competes in any manner with the Company; provided that, Employee may, without violating this section, own as a passive investment, shares of capital stock of a publicly-traded corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are beneficially owned (directly or indirectly) by the Employee represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Employee is not otherwise associated directly or indirectly with such corporation or with any affiliated of such corporation. Employee may also participate freely in the affairs of any recognized charitable organizations, non-profit or in any community affairs, of Employee’s choice.

3. Compensation.

(a) Salary. The Company shall pay the Employee a salary at an initial rate of $305,000.00 per annum, which may be adjusted by the Compensation Committee of the Board from time to time (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.

(b) Bonus. For each fiscal year completed during the term hereof, pro-rated for a partial initial fiscal year, the Employee shall be eligible to participate in any annual bonus plan provided by the Company for its Employees generally, as in effect from time to time. The Employee’s annual target bonus shall be 35% of the Annual Salary, with the actual amount of the bonus, if any, to be determined by the Board or the Compensation Committee in accordance with the terms of the bonus plan. The Employee shall be required to be employed with the Company on the date that bonuses are paid in order to be entitled to receive such payment.

(c) Benefits. During the term hereof, Employee shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy (Employee shall have twenty-one (21) days of paid vacation per calendar year, which amount is subject to increase each year based on seniority in accordance with Company’s policies.), and (vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs. Nothing in this Agreement shall preclude the Company or any of its subsidiaries or affiliates from terminating or amending any employee benefit plan or program from time to time after the date of this Agreement.

(d) Expenses. The Company shall pay or reimburse the Employee for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Employee during the term of employment in the performance of the Employee’s services under this Agreement; provided that the Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company, no later than 30 days after such expenses have been so incurred or in accordance with the standard practices of the Company.

4. Benefits Upon Termination of Employment.

(a) Severance Upon Involuntary Termination. In the event that Employee suffers an Involuntary Termination, and subject to the limitations set forth in Section 6, then in addition to all salary and bonuses accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive severance benefits as follows: (i) the Company shall pay to Employee in one lump sum an amount equal to (A) 12 months of Employee’s Annual Salary that Employee was receiving immediately prior to the Involuntary Termination; plus (B) any unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid), such lump sum bonus to be paid at the same time as the bonus would have been paid had Employee remained employed by the Company through the date of payment plus (C) 100% of the average bonus paid by the Company to Employee for services during each of the three most recent fiscal years (or such shorter period of time during which Employee was eligible for a bonus) prior to the date of the Involuntary Termination; (ii) full acceleration of the vesting of all equity awards held by Employee at the time of the Involuntary Termination, including any options, restricted stock, restricted stock units or other awards; and (iii) reimbursement for the cost of continuation of health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earliest to occur of (A) 12 months following the Involuntary Termination, (B) the date Employee becomes eligible for coverage under health and/or dental plans of another employer, or (C) the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.

(b) Disability or Death. If Employee should suffer a Permanent Disability, the Company may terminate Employee’s employment hereunder upon ten (10) or more days’ prior written notice to Employee. If Employee should pass away during the term of this Agreement, Employee’s employment shall be deemed terminated on Employee’s date of death. For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when Employee has qualified for benefits (including satisfaction of any applicable waiting period) under the Company’s or a subsidiary’s long-term disability insurance arrangement. In the event of the termination of Employee’s employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the payroll cycle following Employee’s termination, to Employee or Employee’s legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Employee to the Company in writing, or to Employee’s estate if no such beneficiary has been so designated (in the event of Employee’s death), a single lump sum payment of: (i) any accrued but unpaid Annual Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Employee at the date of such termination; (ii) any amounts owing, but not yet paid, pursuant to Section 3(d) hereof. In addition, upon a termination under this Section 4(b), and upon the satisfaction of the conditions set forth herein: (1) Employee shall receive a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus Employee would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time as the bonus would have been paid had Employee remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus is payable; (2) Employee shall receive any unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid). Such bonus shall be paid at the same time as the bonus would have been paid had Employee remained employed by the Company through the date of payment; and (3) all of Employee’s outstanding but unvested equity awards shall vest immediately and the expiration date for all such equity awards shall be extended so that they expire one year after termination under this Section 4(b).

(c) Severance Upon a Change in Control. In the event that Employee suffers an Involuntary Termination within the 12-month period following the effective date of a Change of Control, then in addition to all salary and bonuses accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive severance benefits as follows: (i) the Company shall pay to Employee in one lump sum an amount equal to the greater of (A) 12 months of Employee’s Annual Salary that Employee was receiving immediately prior to the Involuntary Termination or (B) 12 months of Employee’s Annual Salary that Employee was receiving immediately prior to the Change of Control; (ii) the Company shall pay to Employee in one lump sum (A) any unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid), plus (B) 100% of the average bonus paid by the Company to Employee for services during each of the three most recent fiscal years (or such shorter period of time during which Employee was eligible for a bonus) prior to the date of the Involuntary Termination; (iii) full acceleration of the vesting of all equity awards held by Employee at the time of the Involuntary Termination, including any options, restricted stock, restricted stock units or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 12 months following the Involuntary Termination or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law.

(d) Termination for Cause. Notwithstanding any other provision of this Agreement, if Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or any continuation or acceleration of stock option vesting and all of Employee’s restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. Employee will receive payment(s) for all salary accrued as of the date of Employee’s termination of employment.

(e) Voluntary Resignation. If Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Employee will receive payment(s) for all salary accrued as of the date of Employee’s termination of employment.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means any of the following: (i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) Employee’s material failure to abide by a Company’s or Affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, Employee’s improper use or disclosure of confidential or proprietary information); (iv) any intentional act by Employee which has a material detrimental effect on the Company or an Affiliate’s reputation or business; (v) Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate (including, without limitation, habitual absence from work for reasons other than illness), and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Employee of any employment or service agreement between Employee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs Employee’s ability to perform his or her duties with the Company or an Affiliate.

(b) “Change in Control” means the occurrence of any of the following:

(i)	an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(ii)	the liquidation or dissolution of the Company.

For purposes of Section 5.(b) (i), indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.

(c) “Involuntary Termination” shall include (i) any termination by the Company (other than for Cause) or (ii) Employee’s voluntary termination within sixty days following the occurrence of any of the following events without Employee’s written consent: (i) a material reduction or change in job duties, responsibilities, authority and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements or a material negative change in Employee’s reporting relationship (in each case, excluding any changes as a result of the loss of any interim or temporary roles within the Company); (ii) a reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for most officers of the Company or successor corporation); or (iii) Employee’s refusal to relocate to a facility or location more than fifty miles from the Company’s current location, provided that Employee will not resign due to such change, reduction or relocation without first providing the Company with written notice of the event or events constituting the grounds for his voluntary resignation within thirty days of the initial existence of such grounds and a reasonable cure period of not less than thirty days following the date of such notice.

(d) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% percent of the outstanding voting stock of the Company; (ii) a merger or consolidation in which the Company is a party, other than a change of domicile; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

6. Limitation and Conditions on Payments.

(a) Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to the Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Sections 4(a) and 4(b) shall be payable either:

i.	in full; or

ii.

as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 4(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 6 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the

Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in severance benefits required by this Section 6 shall occur in a manner necessary to provide the Employee with the greatest economic benefit. If more than one manner of reduction of severance benefits necessary to arrive at the reduced amount yields the greatest economic benefit to the Employee, the payments and benefits shall be reduced pro rata.

(b) Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under Section 4 of this Agreement, Employee shall execute and allow to become effective, a release of claims agreement in the form attached hereto as Exhibit A (the “Release”) not later than fifty-two (52) days following Employee’s employment termination. In no event will severance benefits under Section 4 of this Agreement be provided to Employee until the Release becomes effective. In the event severance payments are delayed because of the effective date of the Release, the Company will pay Employee the severance payments, that Employee would otherwise have received under Section 4(a) on or prior to the effective date of the Release, on the first regular payroll pay day following the effective date of the release, with the balance of the payments being paid as originally scheduled.

7. Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that none of the severance payments and benefits to be provided hereunder will be subject to Section 409A of the Code and any ambiguities herein will be interpreted to be so exempt. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

8. Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will and that Employee has not been solicited as an employee in any way by the Company.

9. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement replaces the Original Agreement in its entirety. Other than the Indemnification Agreement entered into between the Company and the Employee on August 17, 2012 and any outstanding stock option or other equity compensation award agreements, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the Effective Date, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void. Employee acknowledges that from time to time, the Company may establish, maintain and distribute manuals, handbooks or personnel policies, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policies), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by binding arbitration in the County of San Diego, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement. Notwithstanding the foregoing, in the event of any dispute arising under or relating to this Agreement, the arbitrator or court may, but shall not be required to, award the prevailing party its fees and expenses, including reasonable attorneys’ fees.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11(h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k) Non-Disparagement. Upon any termination of service, Employee agrees that he/she will not, directly or indirectly through affiliates or associates, make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants, contractors or agents. Additionally, the Company agrees that the Board and executive officers will not make (or direct the Company to make) any written or oral communications that could reasonably be considered to be disparaging of Employee in any respect.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

The parties have executed this Agreement on the date first written above.

APRICUS BIOSCIENCES, INC.

By:	/s/ Randy Berholtz
Name:	Randy Berholtz
Title:	EVP, General Counsel & Secretary

EMPLOYEE

Signature:	/s/ Steven R. Martin

Print Name:	Steven R. Martin

Address:

Exhibit A

Form of Release

FORM OF RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the termination of my employment, as set forth in Section 4 of the Employment Agreement between me and Apricus Biosciences, Inc. (the “Company”) dated March 18, 2013 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them (all of the foregoing, the “Company Released Parties”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA Claims”), the Employee Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment, and fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

In signing this Agreement, you expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of such Claim or Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim; (ii) any right of indemnification or

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contribution that I have pursuant to the articles of incorporation or by-laws of the Company, (iii) all rights to any outstanding options, restricted stock, restricted stock units or other awards to the extent vested and exercisable pursuant to the terms of the awards and the plans under which they were granted as of the termination of my employment and (iv) any right which cannot be waived by operation of law (the “Continuing Rights”).

With respect to the Continuing Rights, I hereby covenant that I will not assert any such claim arising under the Continuing Rights and hereby assign to the Company any right of recovery for any such Claims.

I hereby represent, warrant and agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company, its subsidiaries and other affiliates, or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Company’s provision to me of the severance benefits in accordance with the terms and conditions set forth in Section 4 of the Agreement, no further compensation of any kind shall be due to me from the Company or any of the other Company Released Parties as a result of my employment now ended. Without limiting the generality of the foregoing, I specifically acknowledge and agree that I have been paid in full all base salary, bonus compensation and pay for unused vacation due to me and that I have been reimbursed for all business expenses I incurred in the performance of my duties for the Company and the other Company Released Parties.

I understand that I must immediately return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company, its subsidiaries and other affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and other property of the Company, its subsidiaries and other affiliates and any copies thereof in my possession or control.

This Release of Claims creates legally binding obligations and I acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it, provided that I sign and return it to the Company no later than the twenty-first day after such receipt. I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims solely with respect to any potential ADEA Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o the Chief Executive Officer and that this Release of Claims will take full effect on the eighth calendar day after my signing and only if I have not revoked it during the preceding

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seven-day revocation period. Notwithstanding my election to revoke with respect to any potential ADEA Claims, I acknowledge that all other terms of this Release of Claims shall remain in full force and effect.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name:

Date Signed:

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